Exhibit 99.1
P.O. Box 4323
Houston, TX 77210
(713) 381-6500
Enterprise GP Holdings Elects Cunningham President and CEO
     Houston, Texas (July 23, 2007)—Enterprise GP Holdings L.P. (NYSE: EPE) today announced that the general partner of its board of directors has elected Dr. Ralph S. Cunningham president and chief executive officer (CEO). Dr. Cunningham, who succeeds Michael A. Creel, has also been elected to serve as a director of the general partner of Enterprise GP Holdings, as well as Duncan Energy Partners L.P. (NYSE: DEP). Since 2005, Dr. Cunningham has served as chief operating officer for the general partner of Enterprise Products Partners L.P., and was appointed interim president and CEO by the board earlier this year, positions from which he has resigned, effective            July 31, 2007. In connection with these changes, Mr. Creel was appointed by the board of directors of the general partner of Enterprise Products Partners as a director, president and CEO.
     “Ralph has done an outstanding job of overseeing the safe and reliable operation of our expanding network of midstream energy assets,” said Dan L. Duncan, chairman of Enterprise GP Holdings. “We look forward to his continued leadership as we manage our investments and carry out our growth strategy for the holding company.”
     Prior to joining Enterprise, Dr. Cunningham built a distinguished career in the refining and petrochemical industries and retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995. Before that, he held senior management positions with Huntsman Corporation, Texaco Chemical, Clark Oil & Refining, and Tenneco. Dr. Cunningham holds a bachelor’s degree in chemical engineering from Auburn University, as well a master’s degree and Ph.D in chemical engineering from Ohio State University.
     In other actions, the board of directors of the general partner of Enterprise GP Holdings elected William (Bill) Ordemann chief operating officer and promoted him to executive vice president. Mr. Ordemann reports to Mr. Creel and will be responsible for the Operations, Engineering and Environmental Health, Safety & Training functions within the shared services group.
     Since joining Enterprise in 1999, Mr. Ordemann has been responsible for asset management and business development in the natural gas processing and natural gas liquids businesses and has been instrumental in Enterprise’s growth in this area, most recently in the development and execution of the partnership’s Rocky Mountain growth initiative. Prior to joining Enterprise, he held numerous managerial positions in Operations, Engineering and Commercial areas for affiliates of Shell Oil Company. He holds a bachelor’s degree in chemical engineering from Virginia Tech.
     The actions of the board of directors will become effective Aug. 1, 2007.
     Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $6 billion. It owns general partner and limited partner interests in Enterprise Products Partners L.P., TEPPCO Partners, L.P. and Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings visit its website at www.enterprisegp.com.
     Enterprise Products Partners L.P. is a publicly traded partnership with an enterprise value of more than $19 billion that provides midstream energy services to producers and consumers of natural gas, natural gas liquids and crude oil in North America. Enterprise transports natural gas, NGLs and crude oil through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information on Enterprise Products Partners, visit its website at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P.,
     Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of natural gas liquids (NGLs) and petrochemicals. Duncan Energy Partners’ assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 billion cubic feet per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 million barrels of NGL storage capacity. Additional information is available at www.deplp.com.
Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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